Exhibit 99.2(k)(2)

First Amendment to Transfer Agency and Service Agreement

THIS FIRST AMENDMENT ("Amendment"), effective as of October 13, 2013 ("Effective Date"), is to the Transfer Agency and Service Agreement (the "Agreement") made as of July 23, 2010, by and between each of Aberdeen Australia Equity Fund, Inc., Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc., (each, a "Company" and collectively, the "Companies") and Computershare Trust Company, N.A. and Computershare Inc., (collectively, the 'Transfer Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, each Company and the Transfer Agent are parties to the Agreement; and

WHEREAS, each Company and the Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Addition of Parties and Amendment to Schedule A of the Agreement. Two new Aberdeen Closed-End Funds, The India Fund, Inc. and The Asia Tigers Fund, Inc. are added as parties to the Agreement and each added as a "Company" for all purposes. Schedule A of the Agreement is hereby amended to include The India Fund, Inc. and The Asia Tigers Fund, Inc.

2.	Amendment to Fee and Service Schedule for Stock Transfer Services. The Fee and Service Schedule dated January 1, 2013 is hereby amended by adding The India Fund, Inc. and The Asia Tigers Fund, Inc. to the Fee and Service Schedule under the Fees section, Ongoing Account Management sub-section for an annual fee of $18,020.00 for each Company.

3.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

4.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Trust Company, N.A.		Aberdeen Australia Equity Fund, Inc.
Computershare Inc.		Aberdeen Asia-Pacific Income Fund, Inc.
Aberdeen Global Income Fund, Inc.
On Behalf of Both Entities:		The India Fund, Inc.
The Asia Tigers Fund, Inc.

By:	/s/ Martin J. McHale	By:	/s/ Lucia Sitar
Name: Martin J. McHale		Name: Lucia Sitar
Title: President. US Equity Services		Title: Vice President

SCHEDULE A

Aberdeen Australia Equity Fund, Inc.

Aberdeen Asia-Pacific Income Fund, Inc.

Aberdeen Global Income Fund, Inc.

The India Fund, Inc.

The Asia Tigers Fund, Inc.

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